Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at October 31, 2008:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 	1,458	  	23.91 	2.68 	 	792,414
Flex Bear High Yield	 4,063   		28.56 	 1.03   	 1,745,200

Service Class
Flex High Yield	 	103 	 24.04 	 2.26 	 68,329
Flex Bear High Yield	 78    27.78 	 0.80   	 65,080

Class A
Flex High Yield	 	2 	 24.34 	 2.36 	 703
Flex Bear High Yield	 -   	 29.41 	 -   	 	65